MANAGEMENT'S REPORT
Savannah Electric and Power Company 1998 Annual Report

The management of Savannah Electric and Power Company has prepared--and is responsible for--the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

     The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

     The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

     The audit committee of the board of directors, composed of four directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls and financial reporting matters. The internal auditors and the independent public accountants have access to the members of the audit committee at any time.

     Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

     In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Savannah Electric and Power Company in conformity with generally accepted accounting principles.

/s/ G. Edison Holland, Jr.
G. Edison Holland, Jr.
President
and Chief Executive Officer


/s/ K. R. Willis
K. R. Willis
Vice-President
Treasurer, Chief Financial Officer
and Assistant Secretary

February 10, 1999

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Savannah Electric and Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Savannah Electric and Power Company (a Georgia corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1998 and 1997, and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements (pages 11-23) referred to above present fairly, in all material respects, the financial position of Savannah Electric and Power Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.






/s/ Arthur Andersen LLP
Arthur Andersen LLP


Atlanta, Georgia
February 10, 1999

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Savannah Electric and Power Company 1998 Annual Report


RESULTS OF OPERATIONS

Earnings

Savannah Electric and Power Company's net income after dividends on preferred stock for 1998 totaled $23.6 million, representing a $0.2 million decrease from the prior year. This 0.9 percent decline in earnings from 1997 is principally the result of a decrease in other income, net.

     In 1997, earnings were $23.8 million, representing a $0.1 million, or 0.4 percent decrease from the prior year. This was principally the result of an increase in other operation expense, partially offset by an increase in other income, net.

Revenues

Total revenues for 1998 were $254.5 million, reflecting a 12.5 percent increase compared to 1997. The following table summarizes the factors affecting operating revenues for the 1996-1998 period:
                                          Increase (Decrease)
                                            From Prior Year
                               --------------------------------------
                                    1998         1997        1996
                               --------------------------------------
 Retail --                                 (in thousands)
    Sales growth                 $  (479)    $  7,664    $  3,679
    Weather                        8,336       (6,186)     (2,813)
    Fuel cost recovery
      and other                   15,012      (10,002)     12,365
 --------------------------------------------------------------------
 Total retail                     22,869       (8,524)     13,231
 --------------------------------------------------------------------
 Sales for resale--
    Non-affiliates                 1,081        1,469         147
    Affiliates                       964       (1,078)     (4,070)
 --------------------------------------------------------------------
 Total sales for resale            2,045          391      (3,923)
 --------------------------------------------------------------------
 Other operating revenues          3,264          336        (963)
 --------------------------------------------------------------------
 Total operating revenues        $28,178     $ (7,797)   $  8,345
 ====================================================================
 Percent change                     12.5%        (3.3)%       3.7%
 --------------------------------------------------------------------

     Retail revenues increased 10.4 percent in 1998, compared to a decline of
3.7 percent in 1997. The increase in 1998 retail revenues is primarily attributable to the unusually hot summer weather, which led to the increases in the residential and commercial classes. The base rate decrease to the small business customer class, ordered by the Georgia Public Service Commission (GPSC) effective July 1998, more than offset the sales growth in all classes. See Note 3 to the financial statements for additional information. The number of customers was also up in both the residential and commercial categories.

    The decline in 1997 retail revenues was attributable to the mild summer weather and a decrease in fuel cost recovery revenues, somewhat offset by customer growth and increased industrial energy sales. Industrial energy sales were higher primarily due to an increase in the demand of a major customer.

    Under the Company's fuel cost recovery provisions, fuel revenues--including the fuel component of purchased energy--generally equal fuel expense and have no effect on earnings.

     Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. Capacity revenues remained unchanged in 1998. The capacity and energy components were as follows:

                         1998            1997         1996
                     --------------------------------------
                                (in thousands)
Capacity                 $  2            $  2       $    2
Energy                    401             746        1,329
-----------------------------------------------------------
Total                    $403            $748       $1,331
===========================================================

     Sales to affiliated companies within the Southern electric system vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales do not have a significant impact on earnings.

Energy Sales

Changes in revenues are influenced heavily by the amount of energy sold each year. Kilowatt-hour (KWH) sales for 1998 and the percent change by year were as follows:

                            KWH                Percent Change
                        ------------    -----------------------------
                           1998          1998       1997      1996
                        ------------    -----------------------------
                        (in millions)
Residential                   1,540        7.8%     (1.9)%     3.9%
Commercial                    1,236        6.9       1.3       3.8
Industrial                      900        2.1       5.1      (5.5)
Other                           131        5.3      (1.4)      0.1
                        ------------
Total retail                  3,807        6.0       0.8       1.4
Sales for resale--
  Non-affiliates                 53      (43.5)      2.9       4.4
  Affiliates                     59        7.2      30.4     (34.4)
                        ------------
Total                         3,919        4.8%      1.2%      0.8%
=====================================================================

Savannah Electric and Power Company 1998 Annual Report

   Total retail energy sales were up 6.0% in 1998, the strongest showing since 1995. Both residential and commercial energy sales reflected the impact of the hotter-than-normal weather. Industrial energy sales reflected high demand from one industrial customer.

Expenses

Total operating expenses for 1998 were $216.6 million, reflecting a $27.6 million increase from 1997. Major components of this increase include a $17.5 million increase in fuel, a $7.1 million increase in purchased power from non-affiliates, and a $5.5 million increase in maintenance expense. These increases were partially offset by a decrease of $6.4 million in purchased power from affiliates. The increase in fuel expense was primarily attributable to higher demand for energy. The increase in purchased power from non-affiliates primarily resulted from increased power marketing activities. Maintenance expenses were higher primarily due to scheduled turbine dismantle inspection costs. The decline in purchased power from affiliates was due primarily to an increase in internal generation reflecting system load growth.

     In 1997, total operating expenses were $189.1 million, reflecting a $6.1 million decrease from 1996. This decrease includes a $16.5 million reduction in purchased power from affiliates, partially offset by increases of $6.4 million in fuel and $3.7 million in other operation expenses. The decrease in purchased power from affiliates was due to an increase in internal generation and to an adjustment in affiliated billings. The increase in fuel expense was primarily attributable to higher generation and to fuel mix. The increase in other operation expense primarily resulted from a one-time charge for work force reductions of $1.9 million, and expenses associated with the implementation of a new computer software system.

     Fuel and purchased power costs constitute the single largest expense for the Company. The mix of energy supply is determined primarily by system load, the unit cost of fuel consumed, and the availability of units.

     The amount and sources of energy supply and the total average cost of energy supply were as follows:

                                          1998     1997     1996
                                       --------------------------
Total energy supply
   (millions of KWHs)                    4,182    3,964    3,917
Sources of energy supply
   (percent) --
     Coal                                   42       34       28
     Oil                                     1        -        -
     Gas                                    12        5        3
     Purchased Power                        45       61       69
Total average cost of
   energy supply (cents)                  2.35     2.02     2.30
-----------------------------------------------------------------

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in utility plant with long economic life. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Savannah Electric and Power Company 1998 Annual Report

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a less regulated, more competitive environment.

     Savannah Electric currently operates as a vertically integrated utility providing electricity to customers within the traditional service area of southeastern Georgia. Prices for electricity provided by the Company to retail customers are set by the GPSC. Prices for electricity relating to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power are set by the Federal Energy Regulatory Commission (FERC).

     Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area.

     The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access the Company's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers.

     Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry could radically change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been or are being discussed in Georgia, none have been enacted to date. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of any stranded investments. The inability of the Company to recover its investments, including the regulatory assets described in Note 1 to the financial statements, could have a material adverse effect on the financial condition of the Company. The Company is attempting to minimize or reduce its cost exposure.

     Continuing to be a low-cost producer could provide significant opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings.

     Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

     Rates to retail customers served by the Company are regulated by the GPSC. As part of the Company's rate settlement in 1992, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent. In June 1998, the GPSC issued a four-year accounting order which settled its review of the Company's earnings. See Note 3 to the financial statements for additional information.

     The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

Savannah Electric and Power Company 1998 Annual Report


Exposure to Market Risks

Due to cost-based rate regulation, the Company has limited exposure to market volatility in interest rates and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statement as incurred. At December 31, 1998, exposure from these activities was not material to the Company's financial statements. Also, based on the Company's overall interest rate exposure at December 31, 1998, a near-term 100 basis point change in interest rates would not materially affect the financial statements.

New Accounting Standards

The FASB has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by the year 2000. This statement establishes accounting and reporting standards for derivative instruments -- including certain derivative instruments embedded in other contracts -- and for hedging activities. The Company has not yet quantified the impact of adopting this statement on its financial statements; however, the adoption could increase volatility in earnings.

     In March 1998, the American Institute of Certified Public Accountants (AICPA) issued a new Statement of Position, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires capitalization of certain costs of internal-use software. The Company adopted this statement in January 1999, and it is not expected to have a material impact on the financial statements.

     In April 1998, the AICPA issued a new Statement of Position, Reporting on the Cost of Start-up Activities. This statement requires that the costs of start-up activities and organizational costs be expensed as incurred. Any of these costs previously capitalized by a company must be written off in the year of adoption. The Company adopted this statement in January 1999, and it is not expected to have a material impact on the financial statements.

     In December 1998, the Emerging Issues Task Force (EITF) of the FASB issued EITF No. 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities. The EITF requires that energy trading contracts must be marked to market through the income statement, with gains and losses reflected rather than revenues and purchased power. Energy trading contracts are defined as energy contracts entered into with the objective of generating profits on or from exposure to shifts or changes in market prices. The Company adopted the required accounting in January 1999, and it is not expected to have a material impact on the financial statements.

Year 2000

Year 2000 Challenge

In order to save storage space, computer programmers in the 1960s and 1970s shortened the year portion of date entries to just two digits. Computers assumed, in effect, that all years began with "19." This practice was widely adopted and hard-coded into computer chips and processors found in some equipment. This approach, intended to save processing time and storage space, was used until the mid-1990s. Unless corrected before the Year 2000, affected software systems and devices containing a chip or microprocessor with date and time functions could incorrectly process dates or the systems may cease to function.

     The Company depends on complex computer systems for many aspects of its operations, which include generation, transmission, and distribution of electricity, as well as other business support activities. The Company's goal is to have critical devices or software that are required to maintain operations to be Year 2000 ready by June 1999. Year 2000 ready means that a system or application is determined suitable for continued use through the Year 2000 and beyond. Critical systems include, but are not limited to, safe shutdown systems, turbine generator systems, control center computer systems, customer service systems, energy management systems, and telephone switches and equipment.

Year 2000 Program and Status

The Company's executive management recognizes the seriousness of the Year 2000 challenge and has dedicated what it believes to be adequate resources to address the issue. The Millennium Project is a team of employees, IBM consultants, and other contractors whose progress is reviewed on a monthly basis by a steering committee of Southern Company executives.

Savannah Electric and Power Company 1998 Annual Report


     The Company's Year 2000 program was divided into two phases. Phase I began in 1996 and consisted of identifying and assessing corporate assets related to software systems and devices that contain a computer chip or clock. The first phase was completed in June 1997. Phase 2 consists of testing and remediating high priority systems and devices. Also, contingency planning is included in this phase. Completion of Phase 2 is targeted for June 1999. The Millennium Project will continue to monitor the affected computer systems, devices, and applications into the Year 2000.

     Southern Company has completed more than 70 percent of the activities contained in its work plan. The percentage of completion and projected completion by function are as follows:

-------------------------------------------------------------------------
                                        Work Plan
                         ------------------------------------------------
                                               Remediation      Project
                      Inventory     Assessment   Testing       Completion
-------------------------------------------------------------------------
Generation               100%         100%         70%           6/99
-------------------------------------------------------------------------
Energy Management        100          100          90            6/99
-------------------------------------------------------------------------
Transmission and
     Distribution        100          100         100            1/99
-------------------------------------------------------------------------
Telecommunications       100          100          50            6/99
-------------------------------------------------------------------------
Corporate Applications   100          100          90            3/99
------------------------------------------------------------------------

Year 2000 Costs

Current projected total costs for Southern Company for Year 2000 readiness are approximately $91 million, which includes $6 million of cost billed to non-affiliated companies. These costs include labor necessary to identify, test, and remediate affected devices and systems. From its inception through December 31, 1998, the Year 2000 program costs for Southern Company, recognized as expense, amounted to $56 million. The Company's total estimated costs related to the project are approximately $1.2 million. Year 2000 costs of $0.5 million and $0.2 million were expensed in 1998 and 1997, respectively. The Company's estimated cost of completion is $0.5 million.

Year 2000 Risks

The Company is implementing a detailed process to minimize the possibility of service interruptions related to the Year 2000. The Company believes, based on current tests, that the system can provide customers with electricity. These tests increase confidence, but do not guarantee error-free operations. The Company is taking what it believes to be prudent steps to prepare for the Year 2000, and it expects any interruptions in service that may occur within the service territory to be isolated and short in duration.

     The Company expects the risks associated with Year 2000 to be no more severe than the scenarios that its electric system is routinely prepared to handle. The most likely worst case scenario consists of the service loss of one of the largest generating units and/or the service loss of any single bulk transmission element in its service territory. The Company has followed a proven methodology for identifying and assessing software and devices containing potential Year 2000 challenges. Remediation and testing of those devices are in progress. Following risk assessment, the Company is preparing contingency plans as appropriate and is participating in North American Electric Reliability Council-coordinated national drills during 1999.

     The Company is currently reviewing the Year 2000 readiness of material third parties that provide goods and services crucial to the Company's operations. Among such critical third parties are fuel, transportation, telecommunications, water, chemical, and other suppliers. Contingency plans based on the assessment of each third party's ability to continue supplying critical goods and services to the Company are being developed.

     There is a potential for some earnings erosion caused by reduced electrical demand by customers because of their own Year 2000 issues.

Year 2000 Contingency Plans

Because of experience with hurricanes and other storms, the Company is skilled at developing and using contingency plans in unusual circumstances. As part of Year 2000 business continuity and contingency planning, the Company is drawing on that experience to make risk assessments and developing additional plans to deal specifically with situations that could arise relative to Year 2000 challenges. The Company is identifying critical operational locations, and key employees will be on duty at those locations during the Year 2000 transition. In September 1999, drills are scheduled to be conducted to test contingency plans. Because of the level of detail of the contingency planning process, management feels that the contingency plans will keep any service interruptions that may occur within the service territory isolated and short in duration.

Savannah Electric and Power Company 1998 Annual Report


FINANCIAL CONDITION

Overview

The principal change in the Company's financial condition in 1998 was the addition of $18.1 million to utility plant. The funds needed for gross property additions are currently provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes and from financing activities. See Statements of Cash Flows for additional information.

Capital Structure

As of December 31, 1998, the Company's capital structure consisted of 46.4 percent common stock equity, 10.5 percent trust preferred securities, and 43.1 percent long-term debt, excluding amounts due within one year. The Company's long-term financial objective for capitalization ratios is to maintain a capital structure of common equity at 48 percent, preferred securities at 10 percent and debt at 42 percent.

     In March 1998, the Company issued $30 million of Series A 6 5/8% senior retail intermediate bonds maturing in 2015. The Company used these proceeds to redeem the remaining amount of its 8.30% first mortgage bonds due in 2022. Maturities and retirements of long-term debt were $30 million in 1998, $14 million in 1997, and $29 million in 1996.

     In November 1998, the Company redeemed all of its 1,400,000 shares of 6.64% Series Preferred Stock at a redemption price of $25 per share, plus accrued dividends through the date of redemption.

     In December 1998, Savannah Electric Capital Trust I, of which the Company owns all of the common securities, issued $40 million of 6.85% mandatorily redeemable preferred securities.


     The composite interest rates and dividend rates for the years 1996 through 1998 as of year-end were as follows:

                                     1998        1997       1996
                                  -------------------------------
Composite interest rates
   on long-term debt                  6.5%       6.9%       7.0%
Preferred stock dividend rate           -%       6.6%       6.6%
Trust preferred securities
   dividend rate                      6.9%         -%         -%
==================================================================

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $92 million ($29 million in 1999, $32 million in 2000, and $31 million in 2001). Actual construction costs may vary from this estimate because of factors such as changes in: business conditions; environmental regulations; load projections; the cost and efficiency of construction labor, equipment and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered. In early 1999, the Company will issue a Request for Proposal for bids to provide its capacity requirements for 2002. These bids will be compared to self-build options to identify the least cost supply option. The supply decision should be made by late summer. Construction of transmission and distribution facilities and upgrading of generating plants will be continuing.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $31.9 million will be needed by the end of 2001 for maturities of long-term debt and present sinking fund requirements.

Savannah Electric and Power Company 1998 Annual Report


Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act--the acid rain compliance provision of the law--significantly affected the Company and other subsidiaries of Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of Southern Company. As a result of Southern Company's compliance strategy, an additional 22 generating units, which included four of the Company's units, were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

     Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. This compliance strategy resulted in unused emission allowances being banked for later use. Construction expenditures for Phase I compliance totaled approximately $2 million for Savannah Electric.

     For Phase II sulfur dioxide compliance, Southern Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Also, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as necessary to meet Phase II limits. Current compliance strategy for Phase II and ozone non-attainment could require total estimated construction expenditures for Southern Company of approximately $70 million, of which $16 million remains to be spent. Phase II compliance is not expected to have a material impact on Savannah Electric.

     A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

     In July 1997, the Environmental Protection Agency (EPA) revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. In September 1998, the EPA issued the final regional nitrogen oxide rules to the states for implementation. The states have one year to adopt and implement the rules. The final rules affect 22 states including Georgia. The EPA rules are being challenged in the courts by several states and industry groups. Implementation of the final state rules could require substantial further reductions in nitrogen oxide emissions from fossil-fired generating facilities and other industry in these states. Implementation of the standards could result in significant additional compliance costs and capital expenditures that cannot be determined until the results of legal challenges are known, and the states have adopted their final rules.

     The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: nitrogen oxide emission control strategies for ozone non-attainment areas; additional controls for hazardous air pollutant emissions; control strategies to reduce regional haze; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

     The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur substantial costs to clean up properties currently or previously owned. The Company conducts studies to determine the extent of any required cleanup costs and will recognize in the financial statements any costs to clean up known sites.

     Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of Southern Company's operations. The full impact of any such changes cannot be determined at this time.

     Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect Southern Company. The impact of new legislation--if any--will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Savannah Electric and Power Company 1998 Annual Report


Sources of Capital

At December 31, 1998, the Company had $6.0 million of cash and $40.5 million of unused short-term credit arrangements with banks to meet its short-term cash needs. Revolving credit arrangements of $20 million, which expire December 31, 2001, are also used to meet short-term cash needs and to provide additional interim funding for the Company's construction program. Of the revolving credit arrangements, $20 million remained unused at December 31, 1998.

     It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulation, will be derived from sources similar to those used in the past. These sources were primarily from the issuances of first mortgage bonds, other long-term debt, and preferred stock, in addition to pollution control revenue bonds issued for the Company's benefit by public authorities, to meet long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. The Company is required to meet certain earnings coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficiently high to permit, at present interest rate levels, any foreseeable security sales. In December 1998, the Company obtained stockholder approval to amend the corporate charter including the elimination of the restrictions on the amount of unsecured indebtedness allowed. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.


Cautionary Statement Regarding Forward-Looking Information

Savannah Electric and Power Company's 1998 Annual Report contains forward-looking and historical information. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking information; accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the Company's markets; potential business strategies--including acquisitions or dispositions of assets or internal restructuring--that may be pursued by the Company; state and federal rate regulation; Year 2000 issues; changes in or application of environmental and other laws and regulations to which the Company is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; and other factors discussed in the reports--including Form 10-K--filed from time to time by the Company with the Securities and Exchange Commission.

STATEMENTS OF INCOME
For the Years Ended December 31, 1998, 1997, and 1996
Savannah Electric and Power Company 1998 Annual Report



================================================================================================================================
                                                                                            1998           1997            1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)
Operating Revenues (Note 1):
Revenues                                                                            $    251,439    $   224,225     $   230,944
Revenues from affiliates                                                                   3,016          2,052           3,130
--------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                                 254,455        226,277         234,074
--------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
   Fuel                                                                                   53,021         35,563          29,139
   Purchased power from non-affiliates                                                     9,460          2,347           2,350
   Purchased power from affiliates                                                        35,687         42,107          58,591
   Other                                                                                  49,055         47,735          44,007
Maintenance                                                                               18,711         13,236          14,140
Depreciation and amortization (Notes 1 and 3)                                             22,032         20,152          19,113
Taxes other than income taxes                                                             12,342         11,494          11,675
Federal and state income taxes (Notes 1 and 6)                                            16,335         16,419          16,175
--------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                                 216,643        189,053         195,190
--------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                          37,812         37,224          38,884
Other Income (Expense):
Allowance for equity funds used during construction                                           83            239             317
Interest income                                                                              384            279             201
Other, net                                                                                (1,781)          (781)         (1,756)
Income taxes applicable to other income (Notes 1 and 6)                                    1,234          1,233           1,034
--------------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                                            37,732         38,194          38,680
--------------------------------------------------------------------------------------------------------------------------------
Interest and Other Charges:
Interest on long-term debt                                                                10,383         10,907          11,563
Allowance for debt funds used during construction                                           (133)          (164)           (333)
Interest on notes payable                                                                    278            172             229
Amortization of debt discount, premium, and expense, net                                     853            739             579
Distributions on preferred securities of subsidiary trust                                    167              -               -
Other interest charges                                                                       474            369             378
--------------------------------------------------------------------------------------------------------------------------------
Interest and other charges, net                                                           12,022         12,023          12,416
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                25,710         26,171          26,264
Dividends on Preferred Stock                                                               2,066          2,324           2,324
--------------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                                       $     23,644    $    23,847     $    23,940
================================================================================================================================


STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1998, 1997, and 1996

================================================================================================================================
                                                                                            1998           1997            1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)

Balance at Beginning of Year                                                        $    112,720    $   109,373     $   105,033
Net income after dividends on preferred stock                                             23,644         23,847          23,940
Cash dividends on common stock                                                           (23,500)       (20,500)        (19,600)
Preferred stock transactions, net and other adjustments                                       90              -               -
--------------------------------------------------------------------------------------------------------------------------------
Balance at End of Year (Note 9)                                                     $    112,954    $   112,720     $   109,373
================================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1998, 1997, and 1996
Savannah Electric and Power Company 1998 Annual Report

================================================================================================================================
                                                                                      1998             1997              1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (in thousands)
Operating Activities:
Net income                                                                   $      25,710    $      26,171     $      26,264
Adjustments to reconcile net income to net
     cash provided from operating activities --
         Depreciation and amortization                                              23,531           21,083            20,246
         Deferred income taxes and investment tax credits, net                       7,011            3,841             7,482
         Allowance for equity funds used during construction                           (83)            (239)             (317)
         Other, net                                                                     (6)          (2,577)             (641)
         Changes in certain current assets and liabilities --
            Receivables, net                                                        (9,969)          (3,239)             (641)
            Inventories                                                                705            1,720               410
            Payables                                                                   470           (1,608)            4,242
            Taxes accrued                                                             (434)           2,310              (569)
            Other                                                                   (4,331)           2,357            (4,038)
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                         42,604           49,819            52,438
--------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                           (18,071)         (18,846)          (28,950)
Other                                                                                1,617           (1,418)           (3,173)
--------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                             (16,454)         (20,264)          (32,123)
--------------------------------------------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions:
Proceeds:
     Preferred securities                                                           40,000                -                 -
     First mortgage bonds                                                                -                -            20,000
     Pollution control notes                                                             -           13,870                 -
     Other long-term debt                                                           30,000                -            17,000
Retirements:
     Preferred stock                                                               (35,000)               -                 -
     First mortgage bonds                                                          (30,000)               -           (29,400)
     Pollution control bonds                                                             -          (13,870)                -
     Other long-term debt                                                             (478)                (433)             (397)
Notes payable, net                                                                       -           (5,000)            1,000
Payment of preferred stock dividends                                                (2,556)          (2,324)           (2,324)
Payment of common stock dividends                                              (23,500)         (20,500)          (19,600)
Miscellaneous                                                                       (4,798)            (368)           (2,257)
--------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                             (26,332)         (28,625)          (15,978)
--------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                               (182)             930             4,337
Cash and Cash Equivalents at Beginning of Year                                       6,144            5,214               877
--------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                     $       5,962    $       6,144     $       5,214
================================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for-
     Interest (net of amount capitalized)                                          $12,198          $11,619           $12,960
     Income taxes                                                                    9,666           11,150            10,926
--------------------------------------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.

BALANCE SHEETS
At December 31, 1998 and 1997
Savannah Electric and Power Company 1998 Annual Report

============================================================================================================================
Assets                                                                                          1998                   1997
----------------------------------------------------------------------------------------------------------------------------
                                                                                                (in thousands)

Utility Plant:
Plant in service, at original cost (Notes 1, 4, 5, and 8)                                $   781,964            $   760,694
Less accumulated provision for depreciation                                                  341,930                321,509
----------------------------------------------------------------------------------------------------------------------------
                                                                                             440,034                439,185
Construction work in progress                                                                  2,908                  7,709
----------------------------------------------------------------------------------------------------------------------------
Total                                                                                        442,942                446,894
----------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                                 1,420                  1,783
----------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                                      5,962                  6,144
Special deposits                                                                                   -                     94
Receivables-
   Customer accounts receivable                                                               18,030                 21,148
   Other accounts and notes receivable                                                         3,543                    720
   Affiliated companies                                                                        1,388                  1,128
   Accumulated provision for uncollectible accounts                                             (284)                  (354)
   Fuel cost under recovery                                                                   17,628                  7,694
Fossil fuel stock, at average cost                                                             4,984                  5,205
Materials and supplies, at average cost (Note 1)                                               6,496                  6,980
Prepayments                                                                                    4,772                  5,922
----------------------------------------------------------------------------------------------------------------------------
Total                                                                                         62,519                 54,681
----------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 6)                                             17,130                 17,267
Debt issue expense, being amortized                                                            3,554                  2,255
Premium on reacquired debt, being amortized                                                    8,570                  7,121
Prepaid pension costs (Note 2)                                                                 3,281                  3,424
Cash surrender value of life insurance for deferred compensation plans                        14,179                 12,130
Miscellaneous                                                                                  2,204                  1,797
----------------------------------------------------------------------------------------------------------------------------
Total                                                                                         48,918                 43,994
----------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                             $   555,799            $   547,352
============================================================================================================================
The accompanying notes are an integral part of these statements.


BALANCE SHEETS
At December 31, 1998 and 1997
Savannah Electric and Power Company 1998 Annual Report

============================================================================================================================
Capitalization and Liabilities                                                                  1998                   1997
----------------------------------------------------------------------------------------------------------------------------
                                                                                                (in thousands)

Capitalization (See accompanying statements):
Common stock equity                                                                      $   175,865            $   175,631
Preferred stock                                                                                    -                 35,000
Company obligated mandatorily redeemable preferred securities of
   subsidiary trust holding company junior subordinated notes (Note 7)                        40,000                      -
Long-term debt                                                                               163,443                142,846
----------------------------------------------------------------------------------------------------------------------------
Total                                                                                        379,308                353,477
----------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Amount of securities due within one year (Note 8)                                                689                 21,764
Accounts payable-
   Affiliated companies                                                                        5,014                  6,025
   Other                                                                                      10,833                  7,862
Customer deposits                                                                              5,224                  5,541
Taxes accrued-
   Federal and state income                                                                    2,467                    534
   Other                                                                                       2,891                  2,791
Interest accrued                                                                               3,815                  4,963
Vacation pay accrued                                                                           1,978                  1,893
Miscellaneous                                                                                  6,700                  9,031
----------------------------------------------------------------------------------------------------------------------------
Total                                                                                         39,611                 60,404
----------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 6)                                                    82,778                 80,697
Accumulated deferred investment tax credits (Note 6)                                          11,943                 12,607
Deferred credits related to income taxes (Note 6)                                             21,349                 21,469
Deferred compensation plans                                                                    9,788                  9,272
Postretirement benefits (Note 2)                                                               6,434                  6,011
Miscellaneous                                                                                  4,588                  3,415
----------------------------------------------------------------------------------------------------------------------------
Total                                                                                        136,880                133,471
----------------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 3, 4, 5, and 8)
Total Capitalization and Liabilities                                                     $   555,799            $   547,352
============================================================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF CAPITALIZATION
At December 31, 1998 and 1997
Savannah Electric and Power Company 1998 Annual Report

================================================================================================================================
                                                                               1998            1997        1998         1997
--------------------------------------------------------------------------------------------------------------------------------
                                                                                 (in thousands)             (percent of total)
Common Stock Equity (Note 9):
Common stock, par value $5 per share --
     Authorized -- 16,000,000 shares
     Outstanding -- 10,844,635 shares in
         1998 and 1997                                                  $    54,223     $    54,223
Paid-in capital                                                               8,688           8,688
Retained earnings                                                           112,954         112,720
--------------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                                   175,865         175,631        46.4 %       49.7 %
--------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock (Note 7):
$25 par value --
     Authorized -- 2,200,000 shares
         6.64% Series -- Outstanding -- 1,400,000 shares
            in 1997                                                               -          35,000
--------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $2,324,000)                                 -          35,000           -          9.9
--------------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily Redeemable
     Preferred Securities (Note 7):
         $25 Liquidation Value -- 6.85%                                      40,000               -
--------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $2,740,000)                        40,000               -        10.5            -
--------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt (Note 8):
First mortgage bonds --
     Maturity                          Interest Rates
     --------                          --------------
     July 1, 2003                      6 3/8%                                20,000          20,000
     May 1, 2006                       6.90%                                 20,000          20,000
     July 1, 2022                      8.30%                                      -          30,000
     July 1, 2023                      7.40%                                 25,000          25,000
     May 1, 2025                       7 7/8%                                15,000          15,000
Other long-term debt --
     Pollution control revenue bonds --
         Collateralized:
         Variable rate (4.00% at 1/1/99) due 2016                             4,085           4,085
         Variable rate bank note (5.10% at 1/1/99) due 2037                  13,870          13,870
     Long-term notes payable --
         6.88% due 2001                                                      10,000          10,000
         Variable rate (5.38% at 1/1/99) due 2001                            10,000          15,000
         Variable rate (5.77% at 1/1/99) due 2001                            10,000           5,000
         6 5/8% Retail Intermediate Bond due 2015                            30,000               -
Capitalized lease obligations --
     Coal unloading facility variable rate (5.80% at 1/1/99)                  5,467           5,867
     Transportation fleet                                                       710             788
--------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $10,717,000)                                            164,132         164,610
Less amount due within one year (Note 8)                                        689          21,764
--------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                         163,443         142,846        43.1         40.4
--------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                    $   379,308     $   353,477       100.0 %      100.0 %
================================================================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Savannah Electric and Power Company 1998 Annual Report

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Savannah Electric and Power Company (the Company), is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern LINC), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), Southern Company Energy Solutions, and other direct and indirect subsidiaries. The operating companies provide electric service in four southeastern states. Contracts among the companies--dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power--are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission. The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Worldwide, Southern Energy develops and manages electricity and other energy related projects, including domestic energy trading and marketing. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Company Energy Solutions develops new business opportunities related to energy products and services.

     Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company also is subject to regulation by the FERC and the Georgia Public Service Commission (GPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the GPSC. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates.

     Certain prior years' data presented in the financial statements has been reclassified to conform with the current year presentation.


Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to:

                                            1998         1997
                                    ---------------------------
                                             (in thousands)
Deferred income taxes                 $  17,130     $  17,267
Premium on reacquired debt                8,570         7,121
Deferred income tax credits             (21,349)      (21,469)
Storm damage reserves                    (1,580)       (1,500)
Accelerated depreciation                 (1,000)            -
---------------------------------------------------------------
Total                                 $   1,771     $   1,419
===============================================================

     In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off related net regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its traditional service area of southeastern Georgia, and to non-affiliated customers in the Southeast. Revenues, less affiliated transactions, by type of service were as follows:

                             1998         1997         1996
                      --------------------------------------
                                 (in thousands)
Retail                   $242,327     $219,458     $227,982
Sales for resale--
   Non-affiliates           4,548        3,467        1,998
Other                       4,564        1,300          964
------------------------------------------------------------
Total                    $251,439     $224,225     $230,944
============================================================

    Other revenues include rents and revenues from non-utility services.

Savannah Electric and Power Company 1998 Annual Report


    The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1998, uncollectible accounts continued to average less than 1 percent of revenues.

    In January 1999, the GPSC approved an increase of slightly over one-tenth of a cent per kilowatt-hour in the Company's fuel allowance, effective in February 1999.

Depreciation and Amortization

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
2.9 percent in 1998 and 1997 and 2.8 percent in 1996. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost--together with the cost of removal, less salvage--is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of certain facilities. See Note 3 to the financial statements for more information.

Income Taxes

The Company, which is included in the consolidated federal income tax return filed by Southern Company, uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Allowance for Funds Used During Construction
    (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used by the Company to calculate AFUDC were 8.00 percent in 1998, 9.24 percent in 1997 and 8.69 percent in 1996.

Utility Plant

Utility plant is stated at original cost, which includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and AFUDC. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the financial statements, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

The Company's financial instruments for which the carrying amounts did not equal fair value at December 31 were as follows:

                                      Carrying           Fair
                                        Amount          Value
                                    --------------------------
                                          (in millions)
Long-term debt:
    At December 31, 1998                  $158           $162
    At December 31, 1997                   158            161
Trust preferred securities:
    At December 31, 1998                   $40            $40
    At December 31, 1997                     -              -

     The fair values for long-term debt and preferred securities were based on either closing market prices or closing prices of comparable instruments.

Savannah Electric and Power Company 1998 Annual Report


Materials and Supplies

Generally, materials and supplies include the costs of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

2.   RETIREMENT BENEFITS

The Company has defined benefit, trusteed, non-contributory pension plans that cover substantially all employees. The Company provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligible for such benefits when they retire. The Company funds trusts to the extent deductible under federal income tax regulations or to the extent required by the GPSC. In 1998, the Company adopted FASB Statement No. 132, Employers' Disclosure about Pensions and Other Postretirement Benefits. The measurement date is September 30 of each year.

    The weighted average rates assumed in the actuarial calculations for both the pension plans and postretirement benefit plans were:

                                          1998         1997
---------------------------------------------------------------
Discount                                  6.75%        7.50%
Annual salary increase                    4.25         5.00
Long-term return on plan assets           8.50         8.50
---------------------------------------------------------------

Pension Plan

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:
                                            Projected
                                       Benefit Obligations
                                    ---------------------------
                                          1998          1997
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $51,720       $49,914
Service cost                             1,495         1,393
Interest cost                            3,806         3,556
Benefits paid                           (3,392)       (2,403)
Actuarial (gain) loss and
    employee transfers                   4,343          (740)
Amendments                               1,235             -
---------------------------------------------------------------
Balance at end of year                 $59,207       $51,720
===============================================================

                                             Plan Assets
                                    ---------------------------
                                          1998          1997
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $50,630       $42,430
Actual return on plan assets               171         7,603
Employer contributions                   2,464         3,000
Benefits paid                           (3,392)       (2,403)
Employee transfers                        (243)            -
---------------------------------------------------------------
Balance at end of year                 $49,630       $50,630
===============================================================

      The accrued pension costs recognized in the Balance Sheets were as follows:

                                              1998       1997
-----------------------------------------------------------------
                                              (in thousands)
Funded status                              $(9,577)   $(1,090)
Unrecognized transition
    obligation                                 266        355
Unrecognized prior service cost              2,874      1,884
Unrecognized net loss                        9,718      1,275
Fourth quarter contributions                     -      1,000
-----------------------------------------------------------------
Prepaid asset recognized in
    the Balance Sheets                     $ 3,281    $ 3,424
=================================================================

    Components of the plans' net periodic cost were as follows:

                                    1998       1997       1996
-----------------------------------------------------------------
                                          (in thousands)
Service cost                      $1,495     $1,393     $1,352
Interest cost                      3,806      3,556      3,389
Expected return on plan
    assets                        (3,992)    (3,782)    (3,263)
Recognized net loss                    2        475        626
Net amortization                     334        280        224
-----------------------------------------------------------------
Net pension cost                  $1,645     $1,922     $2,328
=================================================================

Savannah Electric and Power Company 1998 Annual Report

Postretirement Benefits

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                            Projected
                                        Benefit Obligations
                                    ---------------------------
                                          1998          1997
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $20,899       $20,520
Service cost                               348           319
Interest cost                            1,527         1,499
Benefits paid                             (839)         (526)
Actuarial (gain) loss and
    employee transfers                   1,621          (913)
---------------------------------------------------------------
Balance at end of year                 $23,556       $20,899
===============================================================

                                            Plan Assets
                                    ---------------------------
                                        1998           1997
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $3,110        $2,473
Actual return on plan assets               85           365
Employer contributions                  1,447           798
Benefits paid                            (839)         (526)
---------------------------------------------------------------
Balance at end of year                 $3,803        $3,110
===============================================================

    The accrued postretirement costs recognized in the Balance Sheets were as follows:
                                             1998           1997
-----------------------------------------------------------------
                                            (in thousands)
Funded status                            $(19,753)      $(17,789)
Unrecognized transition
    obligation                              6,913          7,407
Unrecognized net loss                       5,444          3,737
Fourth quarter contributions                1,152            749
-----------------------------------------------------------------
Accrued liability recognized in
    the Balance Sheets                   $ (6,244)       $(5,896)
=================================================================


    Components of the plans' net periodic cost were as follows:

                                         1998    1997     1996
----------------------------------------------------------------
                                            (in thousands)
Service cost                           $  348  $  319   $  360
Interest cost                           1,528   1,499    1,422
Expected return on plan assets           (276)   (211)    (129)
Recognized net loss                       104     125      171
Net amortization                          494     494      494
-----------------------------------------------------------------
Net postretirement cost                $2,198  $2,226   $2,318
================================================================

      An additional assumption used in measuring the accumulated postretirement benefit obligations was a weighted average medical care cost trend rate of 8.30 percent for 1998, decreasing gradually to 4.75 percent through the year 2005, and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 1998 as follows:

                                     1 Percent     1 Percent
                                      Increase      Decrease
---------------------------------------------------------------
                                          (in thousands)
Benefit obligation                     $1,301       $(1,227)
Service and interest costs                107          (101)
===============================================================

     The Company has a supplemental retirement plan for certain executive employees. The plan is unfunded and payable from the general funds of the Company. The Company has purchased life insurance on participating executives, and plans to use these policies to satisfy this obligation. Benefit costs associated with this plan were $0.4 million for 1998, 1997 and 1996.

Work Force Reduction Program

In 1997, the Company incurred a $1.9 million, one-time charge to other operation expense for costs related to the implementation of a work force reduction program.

Savannah Electric and Power Company 1998 Annual Report


3.  REGULATORY MATTERS

Rates to retail customers served by the Company are regulated by the GPSC. As part of the Company's rate settlement in 1992, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent.

     In June 1998, the GPSC approved a four-year accounting order for the Company. Under this order, the Company will reduce the electric rates of its small business customers by approximately $11 million over the next four years. The Company will also expense an additional $1.95 million in storm damage accruals and accrue an additional $8 million in depreciation on generating assets over the term of the order. The additional depreciation will be accumulated in a regulatory liability account to be available to mitigate any potential stranded costs. In addition, the Company has discretionary authority to provide up to an additional $0.3 million per year in storm damage accruals and up to an additional $4.0 million in depreciation expense over the four years. The Company is also precluded from asking for a rate increase except upon significant changes in economic conditions, new laws, or regulations. There will be a quarterly monitoring of the Company's earnings performance.

4.  CONSTRUCTION PROGRAM

The Company is engaged in a continuous construction program, currently estimated to total $29 million in 1999, $32 million in 2000, and $31 million in 2001. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment, and materials; and changes in cost of capital. The Company does not have any traditional baseload generating plants under construction. However, construction related to transmission and distribution facilities and the upgrading of generating plants will continue.

5.  FINANCING AND COMMITMENTS

General

To the extent possible, the Company's construction program is expected to be financed from internal sources and from the issuance of additional long-term debt, preferred securities, and capital contributions from Southern Company.

     The amounts of long-term debt and preferred securities that can be issued in the future will be contingent on market conditions, the maintenance of adequate earnings levels, regulatory authorizations, and other factors.

Bank Credit Arrangements

At the end of 1998, unused credit arrangements with six banks totaled $40.5 million and expire at various times during 1999 and 2000.

     The Company's revolving credit arrangements of $20 million, all of which remained unused as of December 31, 1998, expire December 31, 2001. These agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the Company's option.

     In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments.

Assets Subject to Lien

As amended and supplemented, the Company's Indenture of Mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises. A second lien for $10 million of bank debt is secured by a portion of the Plant Kraft property and a second lien for $34 million in bank notes is secured by a portion of the Plant McIntosh property.

Savannah Electric and Power Company 1998 Annual Report

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. The Company has fuel commitments of $12.0 million and $9.0 million for 1999 and 2000, respectively.

Operating Leases

The Company has rental agreements with various terms and expiration dates. Rental expenses totaled $1.1 million for 1998, $1.2 million for 1997, and $1.6 million for 1996. The Company entered into a 22.5 year lease agreement effective December 1, 1995 for 100 new aluminum rail cars at an annual cost of approximately $0.5 million. The rail cars are used to transport coal to one of the Company's generating plants.

     At December 31, 1998, estimated future minimum lease payments for noncancelable operating leases were as follows:

                                         Rental Commitments
                                         --------------------
                                           (in thousands)
1999                                        $   483
2000                                            483
2001                                            483
2002                                            483
2003                                            483
2004 and thereafter                           6,969
-------------------------------------------------------------

6.  INCOME TAXES

At December 31, 1998, tax-related regulatory assets and liabilities were $17 million and $21 million, respectively. The assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. The liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.


     Details of income tax provisions are as follows:

                                        1998      1997       1996
                                  --------------------------------
                                          (in thousands)
Total provision for income taxes
Federal --
   Currently payable                 $ 6,763    $ 9,743    $ 7,084
   Deferred  -- current year           8,377      4,522      8,216
             -- reversal of
                 prior years          (2,565)    (1,381)    (1,989)
------------------------------------------------------------------
                                      12,575     12,884     13,311
------------------------------------------------------------------
State --
   Currently payable                   1,327      1,603        575
   Deferred  -- current year           1,174        569      1,216
             -- reversal of
                 prior years              25        130         39
------------------------------------------------------------------
                                       2,526      2,302      1,830
------------------------------------------------------------------
Total                                 15,101     15,186     15,141
Less income taxes credited
   to other income                    (1,234)    (1,233)    (1,034)
------------------------------------------------------------------
Total income taxes
   charged to operations             $16,335    $16,419    $16,175
==================================================================

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                1998       1997
                                            --------------------
Deferred tax liabilities:                       (in thousands)
   Accelerated depreciation                  $75,187    $72,663
   Property basis differences                  7,591      8,034
   Other                                      10,187      5,850
----------------------------------------------------------------
Total                                         92,965     86,547
----------------------------------------------------------------
Deferred tax assets:
   Pension and other benefits                  4,892      5,338
   Other                                       2,828      2,957
----------------------------------------------------------------
Total                                          7,720      8,295
----------------------------------------------------------------
Net deferred tax liabilities                  85,245     78,252
Portions included in current assets, net      (2,467)     2,445
----------------------------------------------------------------
Accumulated deferred income taxes
   in the Balance Sheets                     $82,778    $80,697
================================================================

     Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $0.7 million in 1998, 1997, and 1996. At December 31, 1998, all investment tax credits available to reduce federal income taxes payable had been utilized.

Savannah Electric and Power Company 1998 Annual Report


     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                      1998      1997     1996
                                    ---------------------------
 Federal statutory tax rate             35%      35%      35%
 State income tax, net of
    federal income tax benefit           4        4        3
 Other                                  (2)      (2)      (1)
 --------------------------------------------------------------
 Effective income tax rate              37%      37%      37%
 ==============================================================

     Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

7.   CUMULATIVE PREFERRED STOCK AND
     TRUST PREFERRED SECURITIES

In November 1998, the Company redeemed all of its 1,400,000 shares of 6.64% Series Preferred Stock at a redemption price of $25 per share, plus accrued dividends through the date of redemption.

     In December 1998, Savannah Electric Capital Trust I, of which the Company owns all of the common securities, issued $40 million of 6.85% mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $40 million aggregate principal amount of the Company's 6.85% junior subordinated notes due December 31, 2028.

     The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of payment obligations with respect to the preferred securities of Savannah Electric Capital Trust I.

     Savannah Electric Capital Trust I is a subsidiary of the Company, and accordingly is consolidated in the Company's financial statements.

8.   LONG-TERM DEBT AND LONG-TERM DEBT
     DUE WITHIN ONE YEAR

The Company's Indenture related to its First Mortgage Bonds is unlimited as to the authorized amount of bonds which may be issued, provided that required property additions, earnings and other provisions of such Indenture are met.

     In March 1998, the Company issued $30 million of Series A 6 5/8% senior retail intermediate bonds maturing in 2015. The Company used these proceeds to redeem the remaining amount of its 8.30% first mortgage bonds due in 2022. Maturities and retirements of long-term debt were $30 million in 1998, $14 million in 1997 and $29 million in 1996.

     In April 1997, the Company issued $14 million in variable rate pollution control obligations (bank note) maturing in 2037. The Company redeemed all of its remaining outstanding 6 3/4% Pollution Control Bonds due 2022.

     Assets acquired under capital leases are recorded as utility plant in service, and the related obligation is classified as other long-term debt. Leases are capitalized at the net present value of the future lease payments. However, for ratemaking purposes, these obligations are treated as operating leases, and as such, lease payments are charged to expense as incurred.

     A summary of the sinking fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                                   1998       1997
                                              ---------------------
                                                  (in thousands)
Bond sinking fund requirement                      $800    $ 1,100
Less:
   Portion to be satisfied by
     certifying property additions                  800          -
-------------------------------------------------------------------
Cash sinking fund requirement                         -      1,100
Other long-term debt maturities                     689     20,664
-------------------------------------------------------------------
Total                                              $689    $21,764
===================================================================

Savannah Electric and Power Company 1998 Annual Report

     The first mortgage bond improvement (sinking) fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the Indenture prior to January 1 of each year, other than those issued to collateralize pollution control and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 1 2/3 times the requirements.

     The sinking fund requirements of first mortgage bonds were satisfied by cash redemption in 1998 and by certifying property additions in 1997. It is anticipated that the 1999 requirement will be satisfied by certifying property additions. Sinking fund requirements and/or maturities through 2003 applicable to long-term debt are as follows: $0.7 million in 1999; $0.6 million in 2000; $30.5 million in 2001; $0.5 million in 2002; and $20.4 million in 2003.

9.  COMMON STOCK DIVIDEND RESTRICTIONS

The Company's Indenture contains certain limitations on the payment of cash dividends on common stock. At December 31, 1998, approximately $68 million of retained earnings was restricted against the payment of cash dividends on common stock under the terms of the Indenture.


10.  QUARTERLY FINANCIAL INFORMATION
      (Unaudited)

Summarized quarterly financial data for 1998 and 1997 are as follows (in thousands):

                                                Net Income After
                      Operating    Operating      Dividends on
Quarter Ended          Revenues      Income     Preferred Stock
------------------------------------------------------------------

March 1998              $48,381     $ 6,214        $  2,426
June 1998                69,616      11,606           7,807
September 1998           84,224      16,056          12,518
December 1998            52,234       3,936             893

March 1997              $42,945     $ 6,117        $  2,545
June 1997                52,516       8,626           5,136
September 1997           79,900      17,531          14,276
December 1997            50,916       4,950           1,890
------------------------------------------------------------------

     The Company's business is influenced by seasonal weather conditions and a seasonal rate structure, among other factors.

SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1998 Annual Report

=========================================================================================================================
                                                                     1998            1997            1996           1995
-------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                $254,455        $226,277        $234,074       $225,729
Net Income after Dividends
     on Preferred and Preference Stocks (in thousands)            $23,644         $23,847         $23,940        $23,395
Cash Dividends on Common Stock (in thousands)                     $23,500         $20,500         $19,600        $17,600
Return on Average Common Equity (percent)                           13.45           13.71           14.08          14.20
Total Assets (in thousands)                                      $555,799        $547,352        $544,900       $524,662
Gross Property Additions (in thousands)                           $18,071         $18,846         $28,950        $26,503
-------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                              $175,865        $175,631        $172,284       $167,812
Preferred stock                                                         -          35,000          35,000         35,000
Preferred and preference stock subject
     to mandatory redemption                                            -               -               -              -
Trust preferred securities                                         40,000               -               -              -
Long-term debt                                                    163,443         142,846         164,406        153,679
-------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                    $379,308        $353,477        $371,690       $356,491
=========================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                  46.4            49.7            46.4           47.1
Preferred and preference stock                                          -             9.9             9.4            9.8
Trust preferred securities                                           10.5               -               -              -
Long-term debt                                                       43.1            40.4            44.2           43.1
-------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                       100.0           100.0           100.0          100.0
=========================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                  -               -          20,000         15,000
Retired                                                            30,000               -          29,400         29,250
Preferred Stock and Preferred Securities (in thousands):
Issued                                                             40,000               -               -              -
Retired                                                            35,000               -               -              -
-------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                           A1              A1              A1             A1
     Standard and Poor's                                              AA-             AA-              A+             A+
Preferred Stock -
     Moody's                                                         "a2"            "a2"            "a2"           "a2"
     Standard and Poor's                                                A               A               A              A
-------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                       110,437         109,092         106,657        104,624
Commercial                                                         15,328          14,233          13,877         13,339
Industrial                                                             63              64              65             65
Other                                                                 377           1,129           1,097          1,048
-------------------------------------------------------------------------------------------------------------------------
Total                                                             126,205         124,518         121,696        119,076
=========================================================================================================================
Employees (year-end)                                                  542             535             571            584

Savannah Electric and Power Company 1998 Annual Report

=============================================================================================================================
                                                                         1994            1993            1992           1991
-----------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                    $211,785        $218,442        $197,761       $189,646
Net Income after Dividends
     on Preferred and Preference Stocks (in thousands)                $22,110         $21,459         $20,512        $24,030
Cash Dividends on Common Stock (in thousands)                         $16,300         $21,000         $22,000        $22,000
Return on Average Common Equity (percent)                               14.00           13.73           12.89          15.13
Total Assets (in thousands)                                          $518,305        $527,187        $352,175       $352,505
Gross Property Additions (in thousands)                               $30,078         $72,858         $30,132        $19,478
-----------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                  $161,581        $154,269        $158,376       $159,841
Preferred stock                                                        35,000          35,000          20,000         20,000
Preferred and preference stock subject
     to mandatory redemption                                                -               -               -              -
Trust preferred securities                                                  -               -               -              -
Long-term debt                                                        155,922         151,338         110,767        119,280
-----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                        $352,503        $340,607        $289,143       $299,121
=============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                      45.8            45.3            54.8           53.4
Preferred and preference stock                                            9.9            10.3             6.9            6.7
Trust preferred securities                                                  -               -               -              -
Long-term debt                                                           44.3            44.4            38.3           39.9
-----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                           100.0           100.0           100.0          100.0
=============================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                      -          45,000          30,000         30,000
Retired                                                                 5,065               -          38,750         22,500
Preferred Stock and Preferred Securities (in thousands):
Issued                                                                      -          35,000               -              -
Retired                                                                     -          20,000               -              -
-----------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                               A1              A1              A1             A1
     Standard and Poor's                                                    A               A               A              A
Preferred Stock -
     Moody's                                                             "a2"            "a2"            "a2"           "a2"
     Standard and Poor's                                                   A-              A-              A-             A-
-----------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                           103,199         101,032          99,164         97,446
Commercial                                                             13,015          12,702          12,416         12,153
Industrial                                                                 65              69              73             73
Other                                                                   1,007             957             940            897
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                 117,286         114,760         112,593        110,569
=============================================================================================================================
Employees (year-end)                                                      616             665             688            672





                                       25A

Savannah Electric and Power Company 1998 Annual Report

===============================================================================================================================
                                                                                          1990            1989            1988
-------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                     $205,635        $201,799        $182,440
Net Income after Dividends
     on Preferred and Preference Stocks (in thousands)                                 $26,254         $25,535         $24,272
Cash Dividends on Common Stock (in thousands)                                          $22,000         $20,000         $11,700
Return on Average Common Equity (percent)                                                16.85           16.88           17.03
Total Assets (in thousands)                                                           $340,050        $349,887        $347,051
Gross Property Additions (in thousands)                                                $20,086         $18,831         $23,254
-------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                   $157,811        $153,737        $148,883
Preferred stock                                                                         20,000          22,300          22,300
Preferred and preference stock subject
     to mandatory redemption                                                                 -           2,884           3,075
Trust preferred securities                                                                   -               -               -
Long-term debt                                                                         112,377         117,522          98,285
-------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                         $290,188        $296,443        $272,543
===============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                       54.4            51.9            54.6
Preferred and preference stock                                                             6.9             8.5             9.3
Trust preferred securities                                                                   -               -               -
Long-term debt                                                                            38.7            39.6            36.1
-------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                            100.0           100.0           100.0
===============================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                       -          30,000               -
Retired                                                                                  9,135          18,275          12,231
Preferred Stock and Preferred Securities (in thousands):
Issued                                                                                       -               -          20,000
Retired                                                                                  5,374           6,591             553
-------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                A1              A1              A1
     Standard and Poor's                                                                     A               A              A-
Preferred Stock -
     Moody's                                                                              "a2"            "a2"            "a2"
     Standard and Poor's                                                                    A-              A-            BBB+
-------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                             96,452          94,766          93,486
Commercial                                                                              12,045          12,298          12,135
Industrial                                                                                  76              69              69
Other                                                                                      867             856             828
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                                  109,440         107,989         106,518
===============================================================================================================================
Employees (year-end)                                                                       648             643             655



                                      25B

Savannah Electric and Power Company 1998 Annual Report

=================================================================================================================================
                                                                             1998            1997            1996           1995
---------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                              $109,393         $96,587        $101,607        $95,208
Commercial                                                                 86,231          78,949          80,494         75,117
Industrial                                                                 37,865          35,301          37,077         36,040
Other                                                                       8,838           8,621           8,804          8,386
---------------------------------------------------------------------------------------------------------------------------------
Total retail                                                              242,327         219,458         227,982        214,751
Sales for resale - non-affiliates                                           4,548           3,467           1,998          1,851
Sales for resale - affiliates                                               3,016           2,052           3,130          7,200
---------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                  249,891         224,977         233,110        223,802
Other revenues                                                              4,564           1,300             964          1,927
---------------------------------------------------------------------------------------------------------------------------------
Total                                                                    $254,455        $226,277        $234,074       $225,729
=================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                             1,539,792       1,428,337       1,456,651      1,402,148
Commercial                                                              1,236,337       1,156,078       1,141,218      1,099,570
Industrial                                                                900,012         881,261         838,753        887,141
Other                                                                     131,142         124,490         126,215        126,057
---------------------------------------------------------------------------------------------------------------------------------
Total retail                                                            3,807,283       3,590,166       3,562,837      3,514,916
Sales for resale - non-affiliates                                          53,294          94,280          91,610         87,747
Sales for resale - affiliates                                              58,415          54,509          41,808         63,731
---------------------------------------------------------------------------------------------------------------------------------
Total                                                                   3,918,992       3,738,955       3,696,255      3,666,394
=================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                  7.10            6.76            6.98           6.79
Commercial                                                                   6.97            6.83            7.05           6.83
Industrial                                                                   4.21            4.01            4.42           4.06
Total retail                                                                 6.36            6.11            6.40           6.11
Sale for resale                                                              6.77            3.71            3.84           5.98
Total sales                                                                  6.38            6.02            6.31           6.10
Residential Average Annual Kilowatt-Hour Use Per Customer                  14,061          13,231          13,771         13,478
Residential Average Annual Revenue Per Customer                           $998.95         $894.73         $960.58        $915.15
Plant Nameplate Capacity Ratings (year-end) (megawatts)                       788             788             788            788
Maximum Peak-Hour Demand (megawatts):
Winter                                                                        582             625             666            630
Summer                                                                        846             802             811            811
Annual Load Factor (percent)                                                 54.9            54.3            53.1           52.9
Plant Availability - Fossil-Steam (percent)                                  72.9            93.7            77.6           83.3
---------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                         41.6            34.4            27.7           23.9
Oil and gas                                                                  12.9             5.2             3.1            5.9
Purchased power -
     From non-affiliates                                                      3.4             1.4             2.1            2.3
     From affiliates                                                         42.1            59.0            67.1           67.9
---------------------------------------------------------------------------------------------------------------------------------
Total                                                                       100.0           100.0           100.0          100.0
=================================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                        11,730          11,495          11,888         12,146
Cost of fuel per million BTU (cents)                                       198.75          197.19          203.36         179.25
Average cost of fuel per net kilowatt-hour generated (cents)                 2.33            2.27            2.42           2.18
=================================================================================================================================

Savannah Electric and Power Company 1998 Annual Report

===================================================================================================================================
                                                                             1994            1993            1992           1991
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                               $89,195         $93,883         $82,670        $80,541
Commercial                                                                 71,227          71,320          64,756         61,827
Industrial                                                                 32,906          36,180          33,171         30,492
Other                                                                       7,946           7,810           7,095          6,561
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                              201,274         209,193         187,692        179,421
Sales for resale - non-affiliates                                           4,786           6,021           7,821          7,813
Sales for resale - affiliates                                               6,446           2,433           1,505          1,430
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                  212,506         217,647         197,018        188,664
Other revenues                                                               (721)            795             743            982
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                    $211,785        $218,442        $197,761       $189,646
===================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                             1,298,122       1,329,362       1,216,993      1,195,005
Commercial                                                              1,045,831       1,015,935         953,840        925,757
Industrial                                                                799,543         854,324         861,121        825,862
Other                                                                     119,593         115,969         110,270        106,683
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                            3,263,089       3,315,590       3,142,224      3,053,307
Sales for resale - non-affiliates                                         201,716         247,203         367,066        372,085
Sales for resale - affiliates                                              93,001          75,384          37,632         32,581
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                   3,557,806       3,638,177       3,546,922      3,457,973
===================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                  6.87            7.06            6.79           6.74
Commercial                                                                   6.81            7.02            6.79           6.68
Industrial                                                                   4.12            4.23            3.85           3.69
Total retail                                                                 6.17            6.31            5.97           5.88
Sale for resale                                                              3.81            2.62            2.30           2.28
Total sales                                                                  5.97            5.98            5.55           5.46
Residential Average Annual Kilowatt-Hour Use Per Customer                  12,686          13,269          12,369         12,323
Residential Average Annual Revenue Per Customer                           $871.68         $937.07         $840.23        $830.54
Plant Nameplate Capacity Ratings (year-end) (megawatts)                       788             628             628            605
Maximum Peak-Hour Demand (megawatts):
Winter                                                                        617             524             533            526
Summer                                                                        729             747             695            691
Annual Load Factor (percent)                                                 54.3            54.1            55.0           54.1
Plant Availability - Fossil-Steam (percent)                                  81.0            90.2            89.1           76.9
-----------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                         18.6            21.5            12.0           16.3
Oil and gas                                                                   1.8             4.5             2.9            1.7
Purchased power -
     From non-affiliates                                                      1.5             0.9             1.0            0.4
     From affiliates                                                         78.1            73.1            84.1           81.6
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                       100.0           100.0           100.0          100.0
===================================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                        11,786          11,515          12,547         10,917
Cost of fuel per million BTU (cents)                                       205.03          215.97          201.50         199.42
Average cost of fuel per net kilowatt-hour generated (cents)                 2.42            2.49            2.53           2.18
===================================================================================================================================


                                      27A

Savannah Electric and Power Company 1998 Annual Report

==================================================================================================================
                                                                             1990            1989            1988
-------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                               $87,063         $85,113         $81,098
Commercial                                                                 65,462          65,474          62,640
Industrial                                                                 30,237          28,304          26,865
Other                                                                       6,782           6,892           6,557
-------------------------------------------------------------------------------------------------------------------
Total retail                                                              189,544         185,783         177,160
Sales for resale - non-affiliates                                           9,482           8,814             808
Sales for resale - affiliates                                               5,566           6,025           3,567
-------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                  204,592         200,622         181,535
Other revenues                                                              1,043           1,177             905
-------------------------------------------------------------------------------------------------------------------
Total                                                                    $205,635        $201,799        $182,440
===================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                             1,183,486       1,109,976       1,067,411
Commercial                                                                892,931         839,756         806,687
Industrial                                                                644,704         561,063         533,604
Other                                                                     103,539         101,164          97,072
-------------------------------------------------------------------------------------------------------------------
Total retail                                                            2,824,660       2,611,959       2,504,774
Sales for resale - non-affiliates                                         441,090         437,943          24,168
Sales for resale - affiliates                                             294,042         303,142         156,106
-------------------------------------------------------------------------------------------------------------------
Total                                                                   3,559,792       3,353,044       2,685,048
===================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                  7.36            7.67            7.60
Commercial                                                                   7.33            7.80            7.77
Industrial                                                                   4.69            5.04            5.03
Total retail                                                                 6.71            7.11            7.07
Sale for resale                                                              2.05            2.00            2.43
Total sales                                                                  5.75            5.98            6.76
Residential Average Annual Kilowatt-Hour Use Per Customer                  12,339          11,781          11,489
Residential Average Annual Revenue Per Customer                           $907.68         $903.37         $872.87
Plant Nameplate Capacity Ratings (year-end) (megawatts)                       605             605             605
Maximum Peak-Hour Demand (megawatts):
Winter                                                                        428             548             471
Summer                                                                        648             613             574
Annual Load Factor (percent)                                                 53.2            52.4            53.4
Plant Availability - Fossil-Steam (percent)                                  89.6            94.7            77.1
-------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                         52.8            63.5            79.8
Oil and gas                                                                   3.4             1.4             5.4
Purchased power -
     From non-affiliates                                                      0.8             1.5             5.9
     From affiliates                                                         43.0            33.6             8.9
-------------------------------------------------------------------------------------------------------------------
Total                                                                       100.0           100.0           100.0
===================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                        10,741          10,611          10,683
Cost of fuel per million BTU (cents)                                       188.18          180.48          178.31
Average cost of fuel per net kilowatt-hour generated (cents)                 2.02            1.92            1.90
===================================================================================================================



                                                             27B